GREENSPRING FUND, INC.
FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of  May 30, 2013, to the Distribution Agreement dated as of July 1, 2005 (the “Agreement”) is entered into by and among Greenspring Fund, Inc., a Maryland corporation (the “Fund”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”) and Corbyn Investment Management, Inc., a Maryland corporation (the “Advisor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the length of the Agreement and the fees; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Section 11. Term of Agreement; Amendment; Assignment shall be amended and replaced in its entirety by the following Section 11.

Section 11.                      Term of Agreement; Amendment; Assignment; Early Termination

A.
Unless sooner terminated as provided herein, this Agreement shall continue in effect through June 30, 2015. Thereafter, if not terminated, this Agreement shall continue in effect automatically as to the Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Fund’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of the Fund, and provided that in either event, the continuance is also approved by a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

B.
Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to the Fund: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by either the Company upon the vote of a majority of the members of its Board who are not “interested persons” of the Company and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a “majority of the outstanding voting securities” of a Fund, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Company.  If required under the 1940 Act, any such amendment must be approved by the Company’s Board, including a majority of the Company’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment.  In the event that such amendment affects the Advisor, the written instrument shall also be signed by the Advisor.  This Agreement will automatically terminate in the event of its “assignment.”

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2015, the Fund agrees to pay the following fees:

a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination.  In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All out of pocket costs associated with a-b above

C.	As used in this Section, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

D.	Sections 7 and 8 shall survive termination of this Agreement.

Exhibit A, the fees of the Agreement, shall be amended and replaced in its   entirety by the amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

GREENSPRING FUND, INC.	QUASAR DISTRIBUTORS, LLC

By: /s/Elizabeth Agresta Swam	By: /s/ James R. Schoenike
Name: Elizabeth Agresta Swam	Name: James R. Schoenike
Title: Chief Compliance Officer	Title: President

CORBYN INVESTMENT MANAGEMENT, INC.

By: /s/ Charles vK Carlson

Name: Charles vK Carlson

Title: President

Amended Exhibit A to the Distribution Agreement – Greenspring Fund, Inc.

Quasar Distributors LLC Regulatory Distributon Services Fee Schedule
effective July 1, 2013

Regulatory Distribution Annual Services Per Fund*
xxx basis point on average net assets over $xxx million plus
Base annual fee:
▪	$ xxx /fund

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪	$xxx per communication piece for the first 10 pages (minutes if audio or video); $ xxx /page (minute if audio or video) thereafter.

▪
$xxx FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $ xxx /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$ xxx for the first 10 pages (minutes if audio or video); $ xxx /page (minute if audio or video) thereafter, 24 hour initial turnaround.

▪
$ xxx FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $xxx /page (minute if audio or video) thereafter. FINRA filing fee subject to change. ( FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪	$ xxx /year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$ xxx /FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪	Design - $ xxx /fact sheet, includes first production
▪	Production - $ xxx /fact sheet per production period
▪	All printing costs are out-of-pocket expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees (Including late U5 charge if applicable)
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

*Subject to annual CPI increase, Milwaukee MSA. – Waived if two year contract term is signed.
Fees are calculated pro rata and billed monthly.